Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Carolyn J. Brown	Thomas Donohue
Vice President	Vice President
Corporate Communications	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Barnes & Noble Education Reports Fourth Quarter and
Fiscal Year 2017 Financial Results

Completed Acquisition of MBS Textbook Exchange, LLC

For the Full Year, Total Sales Increased 3.7% while Comparable Stores Sales Decreased 3.0%

Adjusted EBITDA Increased $2.0 Million for the Full Year for Barnes & Noble College

July 12, 2017, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), one of the largest contract operators of physical and virtual bookstores for higher education and K-12 institutions across the United States, one of the largest textbook wholesalers, and a leading provider of digital education services, today reported sales and earnings for the fourth quarter and full year for fiscal 2017.

Fourth quarter 2017 results include 9 weeks of operations from MBS Textbook Exchange, LLC (“MBS”), which BNED acquired on February 27, 2017. As a result of the consummation of the acquisition, the Company will now report financial information for two reportable segments: Barnes & Noble College Booksellers, LLC (“BNC”) and MBS.
Financial highlights for the fourth quarter and fiscal year 2017:

•
Consolidated fourth quarter sales of $342.8 million increased 16.3%, as compared to the prior year period; fiscal full year sales of $1,874.4 million increased 3.7%, as compared to the prior year period.

•
Fourth quarter comparable store sales increased 1.4% for BNC, as compared to the prior year period; fiscal full year comparable store sales decreased 3.0% for BNC, as compared to the prior year period, and decreased by 1.8% when excluding community colleges.

•
Consolidated fourth quarter GAAP net income of $0.2 million, as compared to a net loss of $2.8 million in the prior year period; full year net income of $5.4 million, as compared to $0.1 million in the prior year period.

•
Consolidated fourth quarter non-GAAP Adjusted EBITDA of $25.6 million, an increase of $6.8 million, as compared to the prior year period; full year non-GAAP Adjusted EBITDA of $78.3 million, a decrease of $2.2 million, as compared to the prior year period. The Adjusted EBITDA is $82.5 million for the full fiscal year, an increase of $2.0 million, excluding MBS and intercompany eliminations.

◦
BNC fourth quarter non-GAAP Adjusted EBITDA was $29.8 million, an increase of $11.0 million, as compared with the prior year period; full year non-GAAP Adjusted EBITDA was $82.5 million, an increase of $2.0 million, as compared with the prior year period.

◦	MBS fourth quarter and full year non-GAAP Adjusted EBITDA was $(3.6) million.

•
Consolidated fourth quarter non-GAAP Adjusted Earnings of $4.5 million, as compared to Adjusted Earnings of $3.0 million in the prior year period; full year non-GAAP Adjusted Earnings of $12.3 million, as compared to $15.5 million in the prior year period.

Operational highlights for fiscal year 2017:

•
BNC opened 38 new stores with estimated annual sales of $118 million, bringing the total stores operated to 769 locations as of April 30, 2017. The Company currently has contracts to open 23 new stores with estimated annual sales of $50 million in fiscal 2018.

•
Completed the acquisition of MBS Textbook Exchange, the largest contract operator of virtual bookstores, one of the largest used college textbook wholesalers, bookstore system providers and distributors of direct-to-student course materials in the nation. The acquisition expands the Company’s addressable market to include higher education institutions and K-12 schools that need virtual bookstore solutions, enables BNED to optimize its textbook sourcing and expands its customer base for digital courseware and analytics. BNED now operates 1,481 physical and virtual bookstores, including 712 MBS stores, and serves more than 6 million students enrolled in higher education and K-12 institutions.

•	MBS opened 80 virtual stores with estimated annual sales of $17 million in fiscal 2017 and has contracts to open 46 virtual stores with estimated annual sales of $8 million in fiscal 2018.

•
Announced partnership with Unizin, a nonprofit consortium focused on promoting affordability, access, and student success in digital education, to provide Unizin’s 22 member universities with BNED LoudCloud's predictive analytics solution, LoudSight.

“In fiscal 2017, we successfully executed upon our strategy to expand our distribution and content platform. As a result, we continue to improve our competitive position to deliver value for shareholders and partners with our comprehensive solution for education institutions -- flexible physical or virtual store operations, including our acquisition of MBS; the most robust, affordable textbook inventory; and a sophisticated learning management solution comprised of LoudSight learning analytics, advanced OER courseware, and competency learning solutions,” said Max J. Roberts, Chief Executive Officer, Barnes & Noble Education, Inc. “Our complete end-to-end platform makes us the ideal partner for schools as they seek to meet student success and close the affordability and accessibility gap for students with increasingly personalized learning solutions. Our strong market position continues to be built with new business wins, textbook sales and rentals, analytic platform adoptions and OER content adoptions. Existing and prospective customers alike are responding positively to our enhanced offerings, and we expect new store contracts and digital business wins to make important contributions as we continue to navigate challenging near-term enrollment trends in an increasingly competitive market.”

Consolidated fourth quarter sales of $342.8 million increased $48.0 million, or 16.3%, as compared to the prior year period. The Company reported consolidated net income of $0.2 million.

Fiscal full year consolidated sales were $1,874.4 million, an increase of $66.4 million, or 3.7%, as compared to the prior year period. The Company reported consolidated net income of $5.4 million, which includes transaction costs of $9.6 million and restructuring costs of $1.8 million. Non-GAAP Adjusted Earnings were $12.3 million compared to $15.5 million for the prior year period.

Comparable store sales increased 1.4% for BNC for the quarter. As disclosed in the Company’s third quarter fiscal 2017 earnings release, the Spring Rush period extended into the fourth quarter due to later school openings and a continued pattern of students buying course materials later in the semester.

Comparable store sales decreased 3.0% for BNC for fiscal year 2017, driven by the enrollment declines at community colleges, increased consumer purchases directly with publishers and other online providers, and overall unfavorable retail trends. The 3.0% decline in comparable store sales was approximately $50.6 million of sales for BNC, of which $27.4 million is attributable to two-year community colleges. Comparable store sales excluding two-year community colleges decreased by 1.8% year to date.

BNC opened 38 new stores with estimated annual sales of $118 million in fiscal 2017, bringing the total stores operated by BNC to 769 locations as of April 29, 2017.

MBS sales for the two months following the acquisition, a seasonally low period, were $34.1 million, with approximately $14.1 million for Wholesale sales and $20.0 million for Direct sales.

The Company’s non-GAAP Adjusted EBITDA was $25.6 million for the quarter, as compared to $18.8 million in the prior year period, due primarily to increased sales and expense leveraging. The Company’s non-GAAP Adjusted EBITDA was $78.3 million for the full year as compared with $80.5 million in the prior year period.

Fourth quarter consolidated net income was $0.2 million, or $0.0 per diluted share, compared to net loss of $(2.8) million, or $(0.06) per diluted share, in the prior year period. The current year’s fiscal fourth quarter has 46.9 million diluted shares outstanding, while the prior year period had 47.2 million diluted shares outstanding. The Company reported non-GAAP Adjusted Earnings of $4.5 million during the quarter, compared with non-GAAP Adjusted Earnings of $3.0 million in the prior year period.

Outlook
For fiscal year 2018, the Company expects sales at BNC to be relatively flat, while BNC comparable store sales are projected to decline in the low- to mid-single digit percentage point range year over year. In addition, the Company expects consolidated sales to be in the range of $2.25 billion to $2.35 billion before intercompany eliminations. Capital expenditures are expected to be approximately $50 million, an increase from fiscal 2017 due to new store growth at BNC.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Wednesday, July 12, 2017 and can be accessed at the Barnes & Noble Education, Inc. corporate website at www.bned.com.

Barnes & Noble Education, Inc. expects to report fiscal 2018 first quarter results on or about September 6, 2017.

EXPLANATORY NOTE

On August 2, 2015, we completed the legal separation from Barnes & Noble, Inc., at which time we began to operate as an independent publicly-traded company.
For the results of operations for the 13 weeks ended August 1, 2015 (first quarter of fiscal 2016), our consolidated financial statements are presented on a stand-alone basis since we were still part of Barnes & Noble, Inc. until the consummation of the Spin-Off on August 2, 2015, and the results of operations for the 39 weeks ended April 30, 2016 (remainder of fiscal 2016) in our consolidated financial statements are presented on a consolidated basis as we became a separate consolidated entity.
For fiscal 2017, the results of operations for the entire 52 weeks ended April 29, 2017 reflected in our consolidated financial statements are presented on a consolidated basis.
On February 27, 2017, we acquired MBS Textbook Exchange, LLC ("MBS"). The consolidated financial statements for the 13 weeks and 52 weeks ended April 29, 2017 include the financial results of MBS from the acquisition date, February 27, 2017, to April 29, 2017. Subsequent to the acquisition, the consolidated financial statements include the accounts of MBS and all material intercompany accounts and transactions have been eliminated in consolidation. For additional information on MBS acquisition, see Form 8-K filed on February 28, 2017 and Form 8K/A pro forma information filed on May 8, 2017.
Additionally, effective with the MBS acquisition, we determined that we have two reportable segments: Barnes & Noble College Booksellers, LLC ("BNC") and MBS, whereas BNC was previously our only reportable segment prior the acquisition.

•	BNC operates 769 physical campus bookstores, the majority of which also have school-branded e-commerce sites operated by BNC, and BNC also includes our digital operations.

•
MBS operates 712 virtual bookstores and is the largest contract operator of virtual bookstores for college and university campuses, and private/parochial K-12 schools. MBS is also one of the largest textbook wholesalers in the country. MBS's wholesale business centrally sources and sells new and used textbooks to more than 3,700 physical college bookstores, including BNC’s 769 campus bookstores.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		52 weeks ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
Sales:
Product sales and other	$266,124	$219,769	$1,638,934	$1,579,617
Rental income	76,706	74,990	235,428	228,412
Total sales	342,830	294,759	1,874,362	1,808,029
Cost of sales:
Product and other cost of sales	181,692	151,636	1,280,374	1,224,955
Rental cost of sales	38,627	37,079	136,625	129,725
Total cost of sales	220,319	188,715	1,416,999	1,354,680
Gross profit	122,511	106,044	457,363	453,349
Selling and administrative expenses	96,924	87,264	379,095	372,821
Depreciation and amortization	14,261	13,340	53,318	52,690
Transaction costs	6,967	1,596	9,605	2,398
Restructuring costs (a)	—	8,056	1,790	8,830
Impairment loss (non-cash) (a)	—	—	—	11,987
Operating income (loss)	4,359	(4,212)	13,555	4,623
Interest expense, net	1,489	604	3,464	1,872
Income (loss) before income taxes	2,870	(4,816)	10,091	2,751
Income tax expense (benefit)	2,643	(2,020)	4,730	2,667
Net income (loss)	$227	$(2,796)	$5,361	$84

Earnings (Loss) per common share:
Basic	$—	$(0.06)	$0.12	$—
Diluted	$—	$(0.06)	$0.11	$—
Weighted average common shares outstanding:
Basic	46,472	47,230	46,317	46,238
Diluted	46,903	47,230	46,763	46,479

(a) For additional information, see Note (a) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		52 weeks ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
Percentage of sales:
Sales:
Product sales and other	77.6%	74.6%	87.4%	87.4%
Rental income	22.4%	25.4%	12.6%	12.6%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	68.3%	69.0%	78.1%	77.5%
Rental cost of sales (a)	50.4%	49.4%	58.0%	56.8%
Total cost of sales	64.3%	64.0%	75.6%	74.9%
Gross profit	35.7%	36.0%	24.4%	25.1%
Selling and administrative expenses	28.3%	29.6%	20.2%	20.6%
Depreciation and amortization	4.2%	4.5%	2.8%	2.9%
Transaction costs	2.0%	0.5%	0.5%	0.1%
Restructuring costs	—%	2.7%	0.1%	0.5%
Impairment loss (non-cash)	—%	—%	—%	0.7%
Operating income (loss)	1.3%	(1.4)%	0.7%	0.2%
Interest expense, net	0.4%	0.2%	0.2%	0.1%
Income (loss) before income taxes	0.8%	(1.6)%	0.5%	0.1%
Income tax expense (benefit)	0.8%	(0.7)%	0.2%	0.1%
Net income (loss)	—%	(0.9)%	0.3%	—%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	April 29, 2017	April 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$19,003	$28,568
Receivables, net	86,040	50,924
Merchandise inventories, net	434,064	312,747
Textbook rental inventories	52,826	47,760
Prepaid expenses and other current assets	10,698	6,453
Total current assets	602,631	446,452

Property and equipment, net	116,613	111,185
Goodwill	329,467	280,911
Intangible assets, net	209,885	199,663
Other noncurrent assets	41,236	33,472
Total assets	$1,299,832	$1,071,683
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$192,742	$152,175
Accrued liabilities	120,478	105,877
Short-term borrowings	100,000	—
Total current liabilities	413,220	258,052
Long-term deferred taxes, net	16,871	29,865
Other long-term liabilities	96,433	75,380
Long-term borrowings	59,600	—
Total liabilities	586,124	363,297

Commitments and contingencies	—	—

Stockholders' equity:
Parent company investment	—	—
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 49,372 and 48,645 shares, respectively; outstanding, 46,517 and 46,755 shares, respectively	494	486
Additional paid-in-capital	708,871	699,513
Retained earnings	32,363	27,002
Treasury stock, at cost	(28,020)	(18,615)
Total stockholders' equity	713,708	708,386
Total liabilities and stockholders' equity	$1,299,832	$1,071,683

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Earnings Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		52 weeks ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
Numerator for basic earnings per share:
Net income (loss)	$227	$(2,796)	$5,361	$84
Less allocation of earnings to participating securities	—	—	(3)	—
Net income (loss) available to common shareholders	$227	$(2,796)	$5,358	$84

Numerator for diluted earnings per share:
Net income (loss) available to common shareholders	$227	$(2,796)	$5,358	$84
Allocation of earnings to participating securities	—	—	3	—
Less diluted allocation of earnings to participating securities	—	—	(3)	—
Net income (loss) available to common shareholders	$227	$(2,796)	$5,358	$84

Denominator for basic earnings (loss) per share:
Basic weighted average common shares (a)	46,472	47,230	46,317	46,238

Denominator for diluted earnings (loss) per share: (a)(b)
Basic weighted average common shares	46,472	47,230	46,317	46,238
Average dilutive restricted stock units	366	—	389	227
Average dilutive performance shares	59	—	40	—
Average dilutive restricted shares	6	—	17	—
Average dilutive options	—	—	—	14
Diluted weighted average common shares	46,903	47,230	46,763	46,479

Earnings (loss) per common share:
Basic	$—	$(0.06)	$0.12	$—
Diluted	$—	$(0.06)	$0.11	$—

(a) For periods prior to the Spin-Off from Barnes & Noble on August 2, 2015, Basic earnings per share and weighted-average basic shares outstanding are based on the number of shares of Barnes & Noble common stock outstanding as of the end of the period, adjusted for an assumed distribution ratio of 0.632 shares of our Common Stock for every one share of Barnes & Noble common stock held on the record date for the Spin-Off.

(b) For periods prior to the Spin-Off from Barnes & Noble on August 2, 2015, Diluted earnings per share and weighted-average diluted shares outstanding reflect potential common shares from Barnes & Noble equity plans in which our employees participated based on the distribution ratio.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
(In thousands)
(Unaudited)

Segment Information (a)	13 weeks ended		52 weeks ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
Sales
BNC	$314,029	$294,759	$1,845,561	$1,808,029
MBS (a)	34,091	—	34,091	—
Elimination	(5,290)	—	(5,290)	—
Total	$342,830	$294,759	$1,874,362	$1,808,029

Gross profit
BNC	$118,400	$106,044	$453,252	$453,349
MBS (a)	4,748	—	4,748	—
Elimination	(637)	—	(637)	—
Total	$122,511	$106,044	$457,363	$453,349

Selling and administrative expenses
BNC	$88,607	$87,264	$370,778	$372,821
MBS (a)	8,317	—	8,317	—
Total	$96,924	$87,264	$379,095	$372,821

Adjusted EBITDA
BNC	$29,793	$18,780	$82,474	$80,528
MBS (a)	(3,569)	—	(3,569)	—
Elimination	(637)	—	(637)	—
Total	$25,587	$18,780	$78,268	$80,528

(a) On February 27, 2017, we acquired MBS Textbook Exchange, LLC ("MBS"). The consolidated financial statements for the 13 weeks and 52 weeks ended April 29, 2017 include the financial results of MBS from the acquisition date (February 27, 2017) to April 29, 2017. Additionally, effective with the acquisition, we determined that we have two reportable segments: Barnes & Noble College Booksellers, LLC ("BNC") and MBS, whereas BNC was previously our only reportable segment prior the acquisition. For more information, see Explanatory Note.

Percentage of Segment Sales	13 weeks ended		52 weeks ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
Gross margin
BNC	37.7%	36.0%	24.6%	25.1%
MBS (a)	13.9%	—%	13.9%	—%
Elimination	12.0%	—%	12.0%	—%
Total gross margin	35.7%	36.0%	24.4%	25.1%

Selling and administrative expenses
BNC	28.2%	29.6%	20.1%	20.6%
MBS (a)	24.4%	—%	24.4%	—%
Total selling and administrative expenses	28.3%	29.6%	20.2%	20.6%

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		52 weeks ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
Net income (loss)	$227	$(2,796)	$5,361	$84
Reconciling items, after-tax (below)	4,272	5,818	6,986	15,378
Adjusted Earnings (Non-GAAP)	$4,499	$3,022	$12,347	$15,462

Reconciling items, pre-tax
Transaction costs (a)	$6,967	$1,596	$9,605	$2,398
Restructuring costs (b)	—	8,056	1,790	8,830
Impairment loss (non-cash) (b)	—	—	—	11,987
Reconciling items, pre-tax	6,967	9,652	11,395	23,215
Less: Pro forma income tax impact (c)	2,695	3,834	4,409	7,837
Reconciling items, after-tax	$4,272	$5,818	$6,986	$15,378

Adjusted EBITDA	13 weeks ended		52 weeks ended
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
Net income (loss)	$227	$(2,796)	$5,361	$84
Add:
Depreciation and amortization expense	14,261	13,340	53,318	52,690
Interest expense, net	1,489	604	3,464	1,872
Income tax expense (benefit)	2,643	(2,020)	4,730	2,667
Transaction costs (a)	6,967	1,596	9,605	2,398
Restructuring costs (b)	—	8,056	1,790	8,830
Impairment loss (non-cash) (b)	—	—	—	11,987
Adjusted EBITDA (Non-GAAP)	$25,587	$18,780	$78,268	$80,528

(a) Transaction costs are costs incurred for business development and acquisitions.

(b) In fiscal 2016, we implemented a plan to restructure our digital operations. As a result of this restructuring, we recorded a non-cash impairment loss of $12 million related to all of the capitalized content costs for the Yuzu® eTextbook platform ($9 million), and recorded a non-recurring other than temporary loss related to an investment held at cost ($3 million).

Additionally, we announced a reduction in staff and closure of the facilities in Mountain View, California, and Redmond, Washington that support the Yuzu® eTextbook platform. The cost of severance, retention, and other restructuring costs (i.e. subleasing facilities) of $8.8 million and $1.8 million in fiscal 2016 and fiscal 2017, respectively. The restructuring was completed in fiscal 2017.

(c) Represents the income tax effects of the non-GAAP items.

Use of Non-GAAP Financial Information - Adjusted Earnings and Adjusted EBITDA

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as Net Income adjusted for certain reconciling items) and Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes. These non-GAAP financial measures should not be considered as alternatives to net income as an indicator of the Company's performance or any other measures of performance derived in accordance with GAAP.

The Company's management reviews these Non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these Non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 29, 2017 and expected to be filed with the SEC on July 12, 2017, which includes consolidated financial statements for each of the three years for the period ended April 29, 2017 (fiscal 2017, fiscal 2016, and fiscal 2015), the Company's Quarterly Report on Form 10-Q for the period ended July 30, 2016 filed with the SEC on September 8, 2016, the Company's Quarterly Report on Form 10-Q for the period ended October 29, 2016 filed with the SEC on December 6, 2016, and the Company's Quarterly Report on Form 10-Q for the period ended January 28, 2017 filed with the SEC on February 28, 2017.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(In millions)
(Unaudited)

Total Sales

The components of the sales variances for the 13 and 52 week periods of April 29, 2017 are as follows:

	13 weeks ended	52 weeks ended
MBS Sales (a)
Wholesale	$14.1	$14.1
Direct	20.0	20.0
MBS total sales subtotal:	$34.1	$34.1
BNC Sales
New stores (b)	$16.8	$109.5
Closed stores (b)	(3.2)	(23.8)
Comparable stores (c)	2.9	(50.6)
Textbook rental deferral	0.5	0.6
Service revenue (d)	2.5	5.8
Other (e)	(0.2)	(4.0)
BNC total sales subtotal:	$19.3	$37.5
Eliminations (f)	$(5.3)	$(5.3)
Total sales variance	$48.1	$66.3

(a)
Represents sales for MBS from the acquisition date, February 27, 2017, to April 29, 2017. Our retail business (BNC and MBS Direct) is highly seasonal, with sales generally highest in the second and third fiscal quarters, when college students generally purchase textbooks for the upcoming semesters, and lowest in the first and fourth fiscal quarters. Sales attributable to our MBS wholesale business are generally highest in our first, second and third quarter, as it sells textbooks for retail distribution, which somewhat offsets the decreased first quarter sales attributable to our retail business.

(b)	We added 38 new stores and closed 20 stores during the 52 weeks ended April 29, 2017, ending the period with a total of 769 stores.

(c)	See below.

(d)	Service revenue includes Promoversity, LoudCloud, brand partnerships, shipping and handling and revenue from other programs.

(e)	Other includes certain adjusting items related to return reserves and other deferred items.

(f)	Eliminate MBS sales to BNED and BNED commissions earned from MBS.

Comparable Sales - Barnes & Noble College

Comparable store sales variances by category for the 13 and 52 week periods are as follows:

	13 weeks ended				52 weeks ended
	April 29, 2017		April 30, 2016		April 29, 2017		April 30, 2016
Textbooks	$2.9	3.6%	$5.4	7.4%	$(46.1)	(4.0)%	$(43.9)	(3.8)%
General Merchandise	0.6	0.5%	3.5	2.9%	(0.7)	(0.1)%	13.3	2.6%
Trade Books	(0.5)	(4.1)%	0.5	4.6%	(3.2)	(5.8)%	1.0	1.8%
Other	(0.1)	(94.4)%	(0.2)	(72.5)%	(0.6)	(88.9)%	(2.1)	(73.2)%
Total Comparable Store Sales	$2.9	1.4%	$9.2	4.5%	$(50.6)	(3.0)%	$(31.7)	(1.9)%
Effective for the first quarter of Fiscal 2017, comparable store sales includes sales from stores that have been open for an entire fiscal year period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method better reflects the manner in which management views comparable sales, as well as the seasonal nature of our business. For Fiscal 2016, comparable store sales included sales from stores that were open for at least 15 months, excluded sales from closed stores for all periods presented, and included digital agency sales on a net basis.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
MBS Historical Sales Information
(Unaudited)

MBS Historical Sales Trend by Quarter

	Q1	Q2	Q3	Q4	Total
MBS Sales
Wholesale	43%	16%	32%	9%	100%
Direct	25%	39%	21%	15%	100%
Total	35%	26%	28%	11%	100%

About Barnes & Noble Education, Inc.
Barnes & Noble Education, Inc. (NYSE: BNED), one of the largest contract operators of physical and virtual bookstores for higher education and K-12 institutions across the United States, one of the largest textbook wholesalers, and a leading provider of digital education services, enhances the academic and social purpose of educational institutions. Through its Barnes & Noble College and MBS subsidiaries, Barnes & Noble Education operates 1,481 physical and virtual bookstores and serves more than 6 million students, delivering essential educational content and tools within a dynamic retail environment. Through LoudCloud, its digital education platform, Barnes & Noble Education offers a suite of digital software, content and services that include predictive analytics, OER courseware, competency-based solutions and a learning management system. Barnes & Noble Education acts as a strategic partner to drive student success; provide value and support to students and faculty; and create loyalty and improve retention, all while supporting the financial goals of college and university partners.

General information on Barnes & Noble Education, Inc. can be obtained by visiting the Company's corporate website: www.bned.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; our ability to continue to successfully integrate the operations of MBS Textbook Exchange, LLC into our Company, while facing competition from not only physical bookstore operations but also virtual solutions; the strategic objectives, anticipated synergies, and/or other expected potential benefits of the MBS Textbook Exchange, LLC acquisition may not be fully realized or may take longer than expected; the integration of MBS Textbook Exchange, LLC’s operations into our own may also increase the risk of our internal controls being found ineffective; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services, and enhancements higher education digital products, and the inability to achieve the expected cost savings; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; changes to purchase or rental general terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; possible increases in shipping rates or interruptions in shipping service, obsolete or excessive inventory; product shortages, including risks associated with merchandise sourced indirectly from outside the United States; changes in law or regulation; enactment of laws which may restrict or prohibit our use of emails or similar marketing activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations or tax-related proceedings or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A of the Form 10-K for the 52 weeks ended April 29, 2017, which is expected to be filed on or about July 12, 2017. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.